Exhibit (h)(xvii)

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 25, 2024

among

PERPETUAL AMERICAS FUNDS TRUST,

a Massachusetts business trust, for itself and on behalf of each of the Funds from time to time party hereto

and

THE NORTHERN TRUST COMPANY

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	16
1.03	Times of Day	17

ARTICLE II
REVOLVING LOANS

2.01	Committed Loans	17
2.02	Uncommitted Facility	17
2.03	Borrowing of Loans	17
2.04	Voluntary Prepayments	18
2.05	Mandatory Prepayments; Reallocations	18
2.06	Repayment of Individual Loans	19
2.07	Interest; Fees	19
2.08	Commitment Fee	20
2.09	Computation of Interest and Fees	20
2.10	Evidence of Debt	21
2.11	Payments Generally	21
2.12	Additional Funds	21

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes	22
3.02	Increased Costs; Reserves	24
3.03	Mitigation Obligations	25
3.04	Survival	25

ARTICLE IV
CONDITIONS PRECEDENT TO THE LOAN

4.01	Conditions of the Initial Loan	25
4.02	Conditions of Each Loan	26

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws	27
5.02	Authorization; No Contravention	27
5.03	Binding Effect	27
5.04	Disclosure; No Material Adverse Change	28
5.05	Litigation	28
5.06	No Default	28
5.07	Compliance with Laws	28
5.08	Taxes	28
5.09	Ownership of Property; Custodial Assets	29

i

(continued)

5.10	Governmental Authorization; Other Consents	29
5.11	Employee Benefit Plans	29
5.12	Employees	29
5.13	Margin Regulations; Investment Company Act.	29
5.14	Solvency	30
5.15	Priority	30
5.16	Anti-Money Laundering and Anti-Terrorism Finance Laws	30
5.17	Anti-Corruption Laws	30
5.18	Sanctions Laws	30
5.19	Material Agreements	30

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	Investment Company; Maintenance of Business	31
6.02	Financial Statements; Other Information	31
6.03	Notices	32
6.04	Payment of Obligations	33
6.05	Preservation of Existence, Etc	33
6.06	Compliance with Laws and Material Contracts	33
6.07	Books and Records	33
6.08	Use of Proceeds	33
6.09	Visitation Rights	33
6.10	Further Assurances	34
6.11	Plan Assets	34
6.12	Custody of Assets	34

ARTICLE VII
NEGATIVE COVENANTS

7.01	Liens	34
7.02	Indebtedness	34
7.03	Fundamental Changes	35
7.04	Dispositions	35
7.05	Restricted Payments	35
7.06	Change in Nature of Business	35
7.07	Transactions with Affiliates	35
7.08	Margin Requirements	35
7.09	No Subsidiaries	35
7.10	ERISA	36
7.11	Investments	36
7.12	Negative Pledges	36
7.13	Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions Laws; Restricted Person	36
7.14	Financial Covenants	36
7.15	NAV	37

ii

(continued)

7.16	No Amendment of Investment Policies and Restrictions or Constituent Documents	37

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	38
8.02	Remedies Upon Event of Default	40
8.03	Remedies Upon a Fund Event of Default	40

ARTICLE IX
MISCELLANEOUS

9.01	Amendments, Etc	40
9.02	Notices; Effectiveness; Electronic Communication	40
9.03	No Waiver; Cumulative Remedies	41
9.04	Expenses; Indemnity; Damage Waiver	41
9.05	Payments Set Aside	42
9.06	Successors and Assigns	42
9.07	Confidentiality	44
9.08	Right of Setoff	45
9.09	Interest Rate Limitation	45
9.10	Counterparts; Integration; Effectiveness	45
9.11	Survival of Representations and Warranties	46
9.12	Severability	46
9.13	Governing Law; Jurisdiction; Etc.	46
9.14	Waiver of Jury Trial	47
9.15	Fund Limited Recourse	47
9.16	USA Patriot Act Notice	47
9.17	Amendment and Restatement; Reaffirmation	48

SCHEDULES

1   Authorized Signers

2   Advisory Agreements

3   Prospectus

4   Lending Office, Addresses for Notices

EXHIBITS

A   Form of Loan Notice

B   Form of Note

C   Form of Compliance Certificate

D   Form of Quarterly Certificate

E   Form of Joinder Agreement

iii

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of October 25, 2024 among Perpetual Americas Funds Trust, a business trust organized under the laws of the State of Massachusetts, registered as an open-ended investment company (“Borrower”), for itself and on behalf of each of the Designated Funds and Non-Designated Funds (each as defined below), and The Northern Trust Company (the “Lender”).

WHEREAS, the Borrower and the Lender are parties to a Credit Agreement dated as of July 19, 2021 (as amended and supplemented prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement pursuant to this Agreement; and

WHEREAS, the parties hereto intend that this Agreement and the documents executed in connection herewith not effect a novation of the obligations of the Borrower under the Existing Credit Agreement, but merely a restatement of and, where applicable, an amendment to the terms governing such obligations;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01  Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted Total Net Assets” means, with respect to any Non-Designated Fund as of any date (a) the value of total Assets of such Non-Designated Fund, minus (b) the sum (without duplication) of the following: (i) the value of all Excluded Assets (but not less than zero) of such Non-Designated Fund, plus (ii) the value of all Excluded Investments of such Non-Designated Fund, plus (iii) all Restricted Payments that have been declared by such Non-Designated Fund but not made, plus (iv) the excess, if any, of (1) the value of all of such Non-Designated Fund’s Assets (other than Excluded Assets and Excluded Investments of such Non-Designated Fund) that are subject to a lien (subject to certain usual and customary exclusions) that are segregated, or that are on deposit to satisfy margin requirements, minus (2) the sum of all Secured Liabilities (excluding, to the extent otherwise included therein, liabilities of such Non-Designated Fund under this Agreement) and all Segregated Liabilities of such Non-Designated Fund.

“Adverse Claim” means any Lien or other right, claim, encumbrance or any other type of preferential arrangement in, of or on any Person’s assets or properties in favor of any other Person, other than in the case of the Borrower, Liens permitted by Section 7.01.

“Advisory Agreements” means each Investment Advisory Agreement set forth on Schedule 2, as the same may be amended, supplemented, waived or modified from time to time as permitted under this Agreement.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Committed Loan Value” means, on any date of determination, an amount equal to the sum of the outstanding principal amount of all Committed Loans.

“Aggregate Loan Value” means, on any date of determination, an amount equal to the sum of the outstanding principal amount of all Loans.

“Aggregate Uncommitted Loan Value” means, on any date of determination, an amount equal to the sum of the outstanding principal amount of all Uncommitted Loans.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Laws” is defined in Section 5.17.

“Anti-Terrorism Laws” is defined in Section 5.16.

“Applicable Law” means, with respect to any Person, collectively, all international, foreign, U.S. federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof applicable to such Person, and all applicable administrative orders, directed duties, requests, licenses, authorizations, requirements and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Asset Coverage Test” means, as of any date of determination, the ratio expressed as a percentage, of (a) the value of total assets of the applicable Fund, less all liabilities and indebtedness of such Fund not represented by Senior Securities (as such terms are defined in the Investment Company Act) to (b) Senior Debt of such Fund shall be at least 300%, computed on such date of determination regardless of whether or not dividends or distributions are being made on such date, or whether Indebtedness is being incurred on such date, as if each outstanding Loan constituted a Senior Security without regard to whether such Loan is a loan for “temporary purposes” or otherwise excludable from the definition of “Senior Securities” under Section 18(g) of the Investment Company Act.

“Asset Shortfall” means, on any date of determination, with respect to any Fund, the Loan Value for such Fund exceeding the Available Loan Amount for such Fund.

“Asset Value” means, with respect to any Asset, the value of such Asset computed in the manner such value is required to be computed by the Borrower in accordance with valuation procedures adopted by the Borrower’s Board of Trustees, as from time to time in effect, and in accordance with Applicable Law, including without limitation, the rules, regulations and interpretations of the SEC under the Investment Company Act.

“Assets” means a collective reference to all items which would be classified as an “asset” on the balance sheet of the Borrower in accordance with GAAP.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Authorized Signer” means the individuals listed in Schedule 1, which schedule may be revised from time to time by delivery of a certificate from a Responsible Officer. Any document delivered hereunder that is signed by an Authorized Signer of such entity shall be conclusively presumed to have been authorized by the Borrower’s board of trustees and/or other action (as applicable) on the part of such entity and such Authorized Signer shall be conclusively presumed to have acted on behalf of such entity.

“Available Loan Amount” means, on any date of determination, (a) in respect of any Designated Fund, an amount (rounded down to the nearest $100,000 increment) equal to the product of (i) the aggregate Asset Value of all Eligible Assets of such Designated Fund and (ii) 33% and (b) in respect of any Non-Designated Fund, an amount (rounded down to the nearest $100,000 increment) equal to the product of (i) the Adjusted Total Net Assets of such Non-Designated Fund minus the Excluded Value of such Non-Designated Fund and (ii) 20%.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing Date” has the meaning specified in Section 2.03(a).

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks are required or authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Lending Office is located and in Chicago and (b) if such day relates to a Daily Simple SOFR Loan, means U.S. Government Securities Business Day.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Committed Loan” has the meaning specified in Section 2.01.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Custodial Account” means each account subject to the Custodial Agreement.

“Custodial Agreement” means the Custody Agreement dated as of July 16, 2021 between the Borrower and the Custodian.

“Custodial Assets” has the meaning given such term in the definition of “Eligible Asset”.

“Custodian” means the Lender, in its capacity as custodian.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day and (b) the Index Floor. If by 5:00 P.M., New York City time, on the fifth (5th) U.S. Government Securities Business Day immediately following any SOFR Determination Day, the SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website then the SOFR for such SOFR Determination Day will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculating Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to Borrower.

“Daily Simple SOFR Loan” means any Loan bearing interest based on the Daily Simple SOFR.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means (i) any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default and (ii) with respect to any Fund, any event or condition that constitutes a Fund Event of Default or that, with the giving of any notice, the passage of time, or both, would be a Fund Event of Default.

“Delayed Settlement Loan” means, with respect to any Fund as of any date, any Senior Loan with respect to which such Fund has entered into a sale or trade (in either case as the transferor) and such sale or trade has not, (a) in the case of any Senior Loan trading on “par documents”, settled within 42 business days of the date of such sale or trade, or (b) in the case of any other Senior Loan, settled within 60 Business Days of the date of such sale or trade.

“Designated Funds” means each of JOHCM Global Select Fund, JOHCM Emerging Markets Opportunities Fund, JOHCM International Select Fund, JOHCM Emerging Markets Discovery Fund, JOHCM International Opportunities Fund, Regnan Global Equity Impact Solutions, TSW High Yield Bond Fund, TSW Large Cap Value Fund, Trillium ESG Global Equity Fund, Trillium ESG Small/Mid Cap Fund, TSW Emerging Markets Fund and TSW Core Plus Bond Fund, Barrow Hanley Concentrated Emerging Markets ESG Opportunities Fund, Barrow Hanley Total Return Bond Fund, Barrow Hanley Credit Opportunities Fund, Barrow Hanley US Value Opportunities Fund, Barrow Hanley Emerging Markets Value Fund and Barrow Hanley International Value Fund and each other fund of the Borrower as may subsequently be joined to this Credit Agreement as a “Designated Fund” pursuant to Section 2.12 hereof.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith or any Equity Interests held by such Person.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Asset” means any Asset owned by a Fund that is (a) unencumbered and either held under custody by the Custodian or confirmed due to the Custodian (in the case of receivables due from trade activities), as of such date of determination (such Assets, the “Custodial Assets”) and, (b) designated as such by the Lender in its sole and absolute discretion acting in good faith.

“Eligible Assignee” means (a) an Affiliate of the Lender; and (b) any other Person approved by the Borrower (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required if an Event of Default has occurred and is continuing.

“Eligible Senior Loans” means Senior Loans (a) with respect to which the principal thereof, and interest thereon, is payable in Dollars, and such interest is payable in cash (with no “PIK option”) no less frequently than semi-annually, (b) in respect of which the applicable Fund’s interest is not a participation or subparticipation, (c) which are part of a syndicated credit facility in which the sum of the aggregate revolving loan commitment amount plus the aggregate outstanding principal amount of all loans (other than revolving loans) under such facility on the origination date of such credit facility was at least $100,000,000, (d) which relate to loan documents in which the applicable Fund’s interest in the aggregate outstanding principal amount of all loans and unfunded commitments thereunder is no greater than 20%, (e) in which the applicable Fund’s interest in all collateral security therefor and principal and interest payments thereunder is no less than pro rata and pari passu with all other lenders in the particular tranche in which such Fund holds an interest, (f) in respect of which neither the related administrative agent nor any controlling affiliate thereof (i) is subject to any bankruptcy or other insolvency proceeding, (ii) has stated in writing that it will not perform its obligations, if any, under the relevant loan documents, or (iii) is in default of its obligation to provide credit or other funding under such loan documents, (g) which are priced daily by Loan Pricing Corporation, Markit, or other similar pricing service satisfactory to the Lender, (h) which are not more than 90-days past due or otherwise non-performing, (i) which are not Delayed Settlement Loans, and (j) in respect of which the applicable Fund is not a “defaulting lender”.

“Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, termination pay, severance pay, welfare-benefit, bonus, incentive, change of control, retention or fringe-benefit plan, program or arrangement.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership, partnership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, partnership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, partnership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the federal U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) and Title I of ERISA.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Assets” means, with respect to any Non-Designated Fund, any of the following Assets of such Non-Designated Fund: (a) all commercial tort claims, cooperative interests, goods, letter-of-credit rights and letters of credit, (b) all property other than investments, (c) all deferred organizational and offering expenses, (d) all investments that are in default (except to the extent that such Non-Designated Fund is required or permitted to attribute a value thereto pursuant to the Investment Company Act, the rules thereunder and applicable accounting principles) or determined to be worthless pursuant to any applicable policy of the Borrower and (e) any investments categorized as Level 3 investments.

“Excluded Investments” means, with respect to any Non-Designated Fund, all investments of such Non-Designated Fund in Senior Loans that are not Eligible Senior Loans.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder (on behalf of itself and any Fund) with respect to the Loans or any Loan Document, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes, and branch profits Taxes imposed on it that are measured as a percentage of its overall net (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or such other recipient is organized or in which its principal office is located or that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to a Lender’s failure to comply with Section 3.01(e) and (d) any withholding Taxes imposed under FATCA.

“Excluded Value” means the value of any Equity Interest of such Fund held by another Fund.

“Executive Order” is defined in Section 5.18.

“Existing Credit Agreement” has the meaning assigned to such term in the Recitals.

“Existing Obligations” has the meaning assigned to such term in Section 9.17.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Fed Funds-Based Rate” means the sum of the NY Effective Rate plus (a) with respect to Loans to Designated Funds, 1.30% and (b) with respect to Loans to Non-Designated Funds, 1.50%.

“Federal Funds Rate Loan” means a Loan bearing interest based on the NY Effective Rate.

“Foreign Official” is defined in Section 5.17.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means each Designated Fund and Non-Designated Fund.

“Fund Event of Default” has the meaning specified in Section 8.01.

“Fund Material Adverse Effect” means, with respect to any Fund, a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of such Fund.

“GAAP” means generally accepted accounting principles in the United States that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means, with respect to any Person, the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies) having jurisdiction or authority over such Person.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such indebtedness or other obligation of the payment or performance of such indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any indebtedness or other obligation of any other Person, whether or not such indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (i) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or (ii) the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)  all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)  all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)  net obligations of such Person under any Swap Contract;

(d)  all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 30 days after the date on which such trade account payable was created);

(e)  indebtedness secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)  capital leases and Synthetic Lease Obligations;

(g)  all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)  all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 9.04(b).

“Index Floor” means, regardless of whether a Loan bears interest based on the Prime Rate, Daily Simple SOFR or the NY Effective Rate, a per annum rate of interest equal to zero percent (0%).

“Information” has the meaning specified in Section 9.07.

“Interest Rate Option(s)” means the Prime-Based Rate, the Fed Funds-Based Rate and the SOFR-Based Rate.

“Investment Adviser” means, (a) with respect to the Borrower and each Designated Fund, J O Hambro Capital Management Limited or JOHCM (USA), Inc. d/b/a Perpetual Americas Fund Services (or any other Person acceptable to the Lender in its sole discretion) and (b) with respect to each Non-Designated Fund, Perpetual Americas Fund Services.

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Policies and Restrictions” means, with respect to the Borrower and each Fund, the provisions dealing with investment objectives, policies, distributions, investment restrictions, leverage and diversified status as set forth in the applicable Prospectus in effect on the Closing Date, as supplemented by any annual report included within Form N-CSR, as such provisions may be supplemented, amended or modified as authorized by the Board of Trustees of such Borrower and as permitted under this Agreement.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E.

“Law” or “Laws” means any international, foreign, U.S. federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations, requirements and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means the office or offices of the Lender described as such on Schedule 4, or such other office or offices as the Lender may from time to time notify the Borrower.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” shall mean the loans made by the Lender to the Borrower pursuant to this Agreement, including the Committed Loans and the Uncommitted Loans.

“Loan Documents” means this Agreement and any Note.

“Loan Notice” means a notice of a borrowing pursuant to Section 2.03(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Value” means, on any day, with respect to any particular Fund, an amount equal to the outstanding principal amount of all Loans requested on behalf of such Fund.

“Margin Stock” has the meaning given to such term in Regulation U.

“Margin Stock Percentage” means, as of any date of determination, the then current percentage of market value assigned by the Board of Governors of the Federal Reserve System under Section 221.7 of Regulation U to Margin Stock.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower; (b) a material impairment of the ability of the Borrower (on behalf of itself or any individual Fund) to perform its obligations under any Loan Document; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower (on behalf of itself or any individual Fund) of any Loan Document; or (d) a material adverse effect on the ability of the Lender to exercise its remedies at the times and in the manner contemplated by this Agreement.

“Material Contract” means any Contractual Obligation to which the Borrower on behalf of itself or any Fund is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect or, with respect to any Fund, a Fund Material Adverse Effect.

“Maturity Date” shall mean (a) with respect to Committed Loans requested on behalf of a Designated Fund, the Scheduled Maturity Date, (b) with respect to the Uncommitted Loans requested on behalf of a Designated Fund, the earlier of (i) the Scheduled Maturity Date and (ii) the date of demand by the Lender, provided at least 60 days’ prior notice has been given to Borrower by Lender and (c) with respect to Loans requested on behalf of a Non-Designated Fund the earlier of (i) the date that is 60 days after the date of the making of such Loan and (ii) the Scheduled Maturity Date.

“Maximum Commitment Amount” means $50,000,000.

“Maximum Uncommitted Amount” means $100,000,000.

“NAV” means the net asset value of a Person calculated in accordance with the methodology set out in the valuation policies and procedures adopted by the Board of Trustees of the Borrower from time to time in accordance with the Investment Company Act and the rules and regulations thereunder.

“Non-Designated Funds” means Barrow Hanley Floating Rate Fund and each additional fund of the Borrower as may subsequently be joined to this Credit Agreement as a Non-Designated Fund pursuant to Section 2.12.

“Note” means each promissory note made by the Borrower on behalf of each Fund in favor of the Lender evidencing the Loans made by the Lender to the Borrower on behalf of such Fund, substantially in the form of Exhibit B.

“NY Effective Rate” means the “Federal funds (effective)” interest rate as published with respect to a particular day by the Board of Governors of the Federal Reserve System in its Statistical Release H.15 (519), Selected Interest Rates (or any successor release or report), floating on a daily basis as applicable, provided that if such published rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. As of April 20, 2015, the NY Effective Rate was typically published with respect to a particular day on the following day, and was available at the Internet Web site http://www.federalreserve.gov. In the case of a Saturday, Sunday, legal holiday or other day for which such NY Effective Rate is not published, the NY Effective Rate shall be the rate applicable on the immediately preceding day for which such rate is published, provided that if such published rate shall be less than the Index Floor, such rate shall be deemed to be the Index Floor for the purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to the Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The “Obligations” of a Fund are defined in Section 9.15.

“OFAC” is defined in Section 5.18.

“Organization Documents” means each Prospectus and the trust agreement and other organizational documents of the Borrower.

“Other Connection Taxes” means, with respect to a Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, any other property taxes, charges or similar Taxes or levies arising from any payment made hereunder or under any other Loan Document, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment request made by the Borrower).

“PATRIOT Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Participant” has the meaning specified in Section 9.06(c).

“Payment Date” means the last Business Day of each calendar month.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity, or any series, Fund or other segregated unit of the foregoing.

“Plan Assets” means assets of any (a) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (b) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code, or (c) governmental plan (as defined in Section 3(32) of ERISA)

subject to federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.

“Prime-Based Rate” means the Prime Rate minus (a) with respect to Loans to Designated Funds, 1.50% and (b) with respect to Loans to Non-Designated Funds, 1.30%.

“Prime Rate” means the rate announced from time to time by Lender called its prime rate, which may not at any time be the lowest rate charged by Lender, provided that if such prime rate shall be less than the Index Floor, such rate shall be deemed to be the Index Floor for the purposes of this Note. Changes in the rate of interest resulting from a change in the Prime Rate shall take effect on the date set forth in each announcement of a change in the Prime Rate.

“Prospectus” means each prospectus for the Funds, being, as of the Closing Date, listed on Schedule 3, in each case, filed with the SEC as a part of the Borrower’s registration statement on Form N-1A, as amended (or any successor SEC form), and shall include, without limitation, the related statement of additional information, if any, included in such registration statement, and all supplements, amendments and modifications thereto as of the Closing Date, and as further supplemented, amended or modified in accordance with Applicable Law, including, without limitation, the Securities Act and the Investment Company Act.

“Regulation U” means Regulation U of the FRB.

“Regulation X” means Regulation X of the FRB.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Replacement Index Rate” means an index rate chosen by the Lender in its reasonable discretion plus a margin agreed by the Borrower and the Lender.

“Responsible Officer” means the President or Treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of such entity shall be conclusively presumed to have been authorized by the Borrower’s board of trustees and/or other action (as applicable) on the part of such entity and such Responsible Officer shall be conclusively presumed to have acted on behalf of such entity.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Restricted Person” is defined in Section 5.18.

“Sanctions” means sanctions administered or enforced by OFAC, the U.S. Department of State or any other relevant sanctions authority.

“Scheduled Maturity Date” means July 15, 2025.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Liability” means each liability or other obligation of a Person secured by a lien (other than certain ordinary course liens) on assets of such Person (other than Excluded Assets).

“Securities Act” means the Securities Act of 1933, and the rules and regulations of the SEC thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provisions shall be deemed to be a reference to any successor statutory or regulatory provision.

“Segregated Liability” means each liability or other obligation of a Person relating to assets (other than Excluded Assets) that have been segregated or are otherwise subject to margin arrangements.

“Senior Debt” means, as of any date, the aggregate amount of Senior Securities Representing Indebtedness (as defined in Section 18(h) of the Investment Company Act) of the Borrower, provided that if at the time of calculation thereof the aggregate amount of all Senior Securities Representing Indebtedness of the Borrower is zero, for purposes of such calculation such aggregate amount shall be one.

“Senior Loans” means corporate loan obligations (other than securities), but for the avoidance of doubt, not participations therein.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR-Based Rate” means the sum of Daily Simple SOFR plus (a) with respect to Loans to Designated Funds, 1.30% and (b) with respect to Loans to Non-Designated Funds, 1.50%.

“Solvent” means, with respect to any Person, that as of any date of determination, both (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe (or reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and

(b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date that all Obligations have been finally paid in full; provided, however, that if any payment in respect of any Obligation made to the Lender must be rescinded or returned for any reason whatsoever (including the insolvency or bankruptcy of the Borrower) such Obligation shall be deemed to be reinstated as though such payment had not been made and the Termination Date shall be deemed to have not occurred.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Uncommitted Loan” shall mean a Loan made pursuant to Section 2.02.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

1.02  Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law shall, unless otherwise specified, refer to such law as amended, modified or supplemented from time to time, and (vi) the words “asset” and

“property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03  Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Chicago time.

ARTICLE II

REVOLVING LOANS

2.01  Committed Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make Committed Loans to the Borrower on behalf of any Fund on any Business Day prior to the Scheduled Maturity Date in such amounts as the Borrower may request that will not result in (a) the Loan Value for such Fund exceeding such Fund’s Available Loan Amount, (b) the Aggregate Committed Loan Value exceeding the Maximum Commitment Amount, (c) the Aggregate Loan Value exceeding the Maximum Commitment Amount plus the Maximum Uncommitted Amount or (d) the Borrower violating any of its Organization Documents. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Committed Loans.

2.02  Uncommitted Facility. The Lender may, in its sole and absolute discretion, make Uncommitted Loans to the Borrower on behalf of any Fund on any Business Day prior to the Scheduled Maturity Date in such amounts as the Borrower may request that will not result in (a) the Loan Value for such Fund exceeding such Fund’s Available Loan Amount, (b) the Aggregate Uncommitted Loan Value exceeding the Maximum Uncommitted Amount, (c) the Aggregate Loan Value exceeding the Maximum Commitment Amount plus the Maximum Uncommitted Amount or (d) the Borrower violating any of its Organization Documents. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Uncommitted Loans. The Borrower hereby acknowledges and agrees that, notwithstanding any provision of this Agreement, or any other Loan Document, the Lender has no obligation to make any Uncommitted Loan and this Agreement does not create, and shall not be construed to create, any contractual or other commitment by the Lender to make any Uncommitted Loan.

2.03  Borrowing of Loans.

(a)  The borrowing of Loans shall be made upon the Borrower’s irrevocable notice to the Lender specifying the information in the Loan Notice, including the applicable Fund for which such borrowing is requested, the requested interest rate option and the proposed borrowing date (the “Borrowing Date”). Unless waived by the Lender, such notice must be received by the Lender not later than 12:00 p.m. (Chicago time) on the requested date of the borrowing, which shall be a Business Day. Each such notice by the Borrower pursuant to this Section 2.03(a) must be made by delivery to the Lender of a written Loan Notice (transmitted to the Lender by electronic transmission), appropriately completed and signed by an Authorized Signer of the Borrower.

(b)  Upon satisfaction of the applicable conditions set forth in Article IV, (i) in the case of the Committed Loans, the Lender shall make available the amount of the Committed Loan to the Borrower and (ii) in the case of the Uncommitted Loans, the Lender may, in its discretion, to the extent it agrees to make any such Uncommitted Loan, make available to amount of such Uncommitted Loan to the Borrower, in each case, by depositing the same, in immediately available funds, in an account of the Borrower maintained at the Lender.

(c)  the Lender shall make the proceeds of such Loan available to the applicable Fund by depositing the same, in immediately available funds, in an account of such Fund maintained at the Lender (or as otherwise directed by the Borrower).

2.04  Voluntary Prepayments.

(a)  The Borrower on behalf of any Fund may, upon notice to the Lender, at any time or from time to time, voluntarily prepay the Loans of such Fund in whole or in part; provided that (i) any prepayment notice must be received by the Lender not later than 12:00 p.m. (Chicago time) on the date of prepayment which shall be a Business Day and (ii) any prepayment shall be in a principal amount of at least $100,000 or, if less, the entire principal amount of all Loans of such type of such Fund then outstanding. Each such notice shall specify which Fund’s Loans are to be repaid, whether such prepayment is of Committed Loans or Uncommitted Loans and the date and amount of such prepayment. If such notice is given by the Borrower on behalf of any Fund, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)  Each prepayment pursuant to this Section 2.04 shall be accompanied by all accrued interest on the amount prepaid and any additional amounts required pursuant to Section 3.03.

(c)  Each prepayment pursuant to this Section 2.04 shall be applied as directed by the Borrower in the prepayment notice.

2.05  Mandatory Prepayments; Reallocations.

(a)  If at any time, the Aggregate Loan Value exceeds the sum of the Maximum Commitment Amount plus the Maximum Uncommitted Amount, then the Borrower shall immediately prepay Loans on behalf of the Funds in an amount sufficient to eliminate such excess.

(b)  If at any time an Asset Shortfall exists, then the Borrower shall immediately prepay Loans on behalf of such Fund in an amount sufficient to eliminate such Asset Shortfall.

(c)  Each prepayment pursuant to this Section 2.05 shall be accompanied by all accrued interest on the amount prepaid and any additional amounts required pursuant to Section

3.03 and shall, unless otherwise agreed between the Borrower and the Lender, be applied first to the Uncommitted Loans of a specified Fund and then to the Committed Loans.

(d)  Notwithstanding anything in this Agreement to the contrary, the Lender may, at any time in its sole discretion, to the extent the result thereof would not result in (i) any Loans of a Fund exceeding such Fund’s Available Loan Amount or (ii) the aggregate outstanding amount of the Committed Loans exceeding the Maximum Commitment Amount, deem any outstanding Uncommitted Loans as Committed Loans. The Lender shall provide the Borrower of prompt notice of any such deemed reallocation.

2.06  Repayment of Individual Loans.

(a)  Each Committed Loan and Uncommitted Loan shall be repaid by the Borrower on behalf of the applicable Fund not later than the applicable Maturity Date or earlier as required under the terms and conditions hereof.

(b)  Each payment pursuant to this Section 2.06 shall be accompanied by all accrued interest on the amount prepaid and any additional amounts required pursuant to Section  3.03.

2.07  Interest; Fees.

(a)  Subject to the provisions of clause (b) below, each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Borrower’s option of (i) the SOFR-Based Rate, (ii) the Fed Funds-Based Rate or (iii) the Prime-Based Rate.

(b)  If any amount payable by the Borrower on behalf of itself or any Fund under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, to the fullest extent permitted by Applicable Law, all amounts due under the Loan Documents shall thereafter bear interest at a rate equal to the sum of (i) the rate otherwise applicable thereto and (ii) 2.0% per annum for each day until all past due amounts and any interest thereon are paid in full. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)  Except as expressly provided herein, accrued interest on the Loans shall be payable by the Borrower on behalf of the Fund for which such Loans were made in arrears on each Payment Date. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)  The Borrower shall select and change its selection of the interest rate as among the Interest Rate Options, in each case to apply to at least $100,000 of any principal (or the remaining amount available hereunder), subject to the requirements herein stated.

(e)  If the Borrower wishes to change the rate of interest on any Loan, within the limits described herein, from any Interest Rate Option to another Interest Rate Option, it shall, at or before 12:00 p.m. (Chicago time) on the day such change is to take effect (which day must be a Business Day), give the Lender written or telephonic notice thereof, which shall be irrevocable. Changes requested after such time may not be available until the next Business Day. Such notice shall specify the Loan to which the applicable Interest Rate Option is to apply. Subject to the other terms and conditions hereof, Loans bearing interest at any Interest Rate Option will continue to bear interest at such Interest Rate Option until and if Borrower selects another available Interest Rate Option pursuant to this Agreement.

(f)  If:

(i)  Lender notifies Borrower that (A) reasonable means do not exist for Lender to determine Daily Simple SOFR as determined by Lender in its sole discretion or (B) there is a public statement or publication of information by or on behalf of the SOFR Administrator, the regulatory supervisor for the SOFR Administrator, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the SOFR Administrator or a court or an entity with similar insolvency or resolution authority over the SOFR Administrator, announcing that (1) the SOFR Administrator has ceased to provide SOFR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide SOFR or (2) SOFR is no longer representative (including pursuant to an earlier statement or announcement that SOFR will no longer be representative as of a specified future date).

(ii)  Lender notifies Borrower that (A) reasonable means do not exist for Lender to determine Daily Simple SOFR or the NY Effective Rate or (B) Daily Simple SOFR, or the NY Effective Rate does not adequately reflect Lender’s own cost of funds, each as determined by Lender in its sole discretion.

(iii)  any treaty, statute, regulation, interpretation thereof, or any directive, guideline, or otherwise by a central bank or fiscal authority (whether or not having the force of law) shall prohibit or restrict the making or maintenance of a Loan based on the Daily Simple SOFR or the NY Effective Rate, or the determination or charging of interest rates based upon Daily Simple SOFR or the NY Effective Rate, then the Loans bearing interest based on the Daily Simple SOFR or the NY Effective Rate, as applicable, shall accrue or shall continue to accrue interest at the Prime-Based Rate or, with the consent of the Borrower and the Lender the Replacement Index Rate.

2.08  Commitment Fee. The Borrower agrees on behalf of each Fund to pay to the Lender a usage fee on the undrawn portion of the Maximum Commitment Amount, for the period from and including the date of this Agreement to, but not including the earlier of the date the commitment is terminated or the Scheduled Maturity Date, in an amount equal to the product of (x) the difference between the Maximum Commitment Amount and the sum of the average daily balance of the Committed Loans, multiplied by (y) 0.30% per annum. Such fee shall be payable in arrears on the last Business Day of each fiscal quarter of the Borrower and on the earlier of (i) the date the commitments are terminated and (ii) the Scheduled Maturity Date.

2.09  Computation of Interest and Fees. All computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid. Each determination by the Lender of an interest rate hereunder and any other calculation made hereunder by the Lender shall be conclusive and binding for all purposes, absent manifest error.

2.10  Evidence of Debt. The Loans made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lender to the Borrower, the Fund on whose behalf such Loan is made and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (on behalf of itself and any Fund) to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a Note on behalf of each Fund, which shall evidence the Loans in addition to such accounts or records. The Lender may attach schedules to the Note and endorse thereon the date, amount and maturity and applicable Fund of the Loans and payments with respect thereto.

2.11  Payments Generally.

(a)  All payments to be made by or on account of any obligation of the Borrower hereunder (on behalf of itself and any Fund) shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by or on account of any obligation of the Borrower hereunder (on behalf of itself and any Fund) shall be made to the Lender at the applicable Lending Office in Dollars and in immediately available funds not later than 1:00 p.m. (Chicago time) on the date specified herein. All payments received by the Lender after 1:00 p.m. (Chicago time) shall be deemed received on the next succeeding Business Day and any applicable interest shall continue to accrue.

(b)  If any payment to be made by or on account of any obligation of the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

(c)  Nothing herein shall be deemed to obligate the Lender to obtain the funds for the Loans in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for the Loans in any particular place or manner.

2.12  Additional Funds. The Borrower may request that any additional fund managed by the Borrower become a Designated Fund or Non-Designated Fund by delivering to the Lender written notice. If the Lender shall, in its sole discretion, have consented to such fund becoming a Fund, on the date the Lender provides such consent such fund shall become, and shall be deemed to have assumed, all the rights, benefits, and obligations of, a Fund; provided that (a) no Default exists on such date, (b) on or before such date, the Lender shall have received the following documents, in each case reasonably acceptable to Lender: (i) a Joinder Agreement, duly executed by the Borrower and the Lender together with all other Loan Documents reasonably requested by the Lender; (ii) an officer’s certificate certifying resolutions of the Borrower authorizing the execution and delivery of such Joinder Agreement and the performance of this Agreement and the other Loan Documents, as applicable, certified as being in full force and effect without modification or amendment; and (iii) any additional information regarding such fund as the Lender may reasonably request

(including such information as is necessary for the Lender to carry out and be satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable Laws).

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01  Taxes.

(a)  Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document (on behalf of itself and any Fund) shall be made free and clear of and without deduction or withholding, unless required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding on behalf of itself or the applicable Fund and shall timely pay the full amount deducted or withheld on behalf of itself or the applicable Fund to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender or any other recipient of any payment receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)  Payment of Other Taxes by the Borrower. Without limiting the provisions of clause (a) above and without duplication of amounts paid under clause (a) above, the Borrower shall timely pay on behalf of itself or the applicable Fund any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)  Indemnification by the Borrower. The Borrower shall indemnify the Lender (on behalf of itself and each Fund responsible for such payment), within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by, or required to be withheld or deducted from a payment to, the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender, together with appropriate supporting documentation that is reasonably available, shall be conclusive absent manifest error.

(d)  Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower (on behalf of itself or any Fund) to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment and on whose behalf such payment was made, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)  Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)  Without limiting the generality of the foregoing,

(A)  any Lender that is a U.S. Person shall deliver to the Borrower on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable written request of the Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)  any Lender that is not a U.S. person for U.S. federal income tax purposes shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable written request of the Borrower), the applicable IRS Form W-8, together with all required attachments and, if applicable, a certification establishing eligibility for the benefits of the exemption for portfolio interest under Section 881(c) of the Code; and

(C)  if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f)  Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.02  Increased Costs; Reserves.

(a)  Increased Costs Generally. If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender;

(ii)   subject the Lender to any tax of any kind whatsoever with respect to this Agreement or the Loans made by it, or change the basis of taxation of payments to the Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Lender); or

(iii)  impose on the Lender any other condition, cost or expense affecting this Agreement or the Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of maintaining the Loans or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay (on behalf of itself and each Fund with respect to the Loans of such Fund) to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)  Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or its Lending Office or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the

Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay (on behalf of itself and each Fund with respect to the Loans of such Fund) to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)  Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)  Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower (on behalf of itself or any Fund) shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 120 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof).

3.03  Mitigation Obligations. If the Lender requests compensation under Section 3.02, or the Borrower (on behalf of itself or any Fund) is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, then the Lender shall use reasonable efforts to designate a different Lending Office for funding or booking the Loans or to assign its rights and obligations hereunder to another of its offices, branches or affiliates and to take any other actions reasonable in the sole judgment of the Lender, if, in the sole judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.02, as the case may be, and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation, assignment or action.

3.04  Survival. All of the Borrower’s obligations under this Article III shall survive repayment of all Obligations under the Loan Documents.

ARTICLE IV

CONDITIONS PRECEDENT TO THE LOAN

4.01  Conditions of the Initial Loan. The effectiveness of this Agreement and the Lender’s obligations hereunder is subject to satisfaction of the following conditions precedent:

(a)  The Lender’s receipt of the following, each of which shall be originals or facsimile or email transmissions, unless otherwise specified, each properly executed by a

Responsible Officer of the Borrower, if applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender:

(i)  fully executed counterparts of this Agreement;

(ii)  Notes executed by the Borrower on behalf of each Fund;

(iii)  a certificate signed by a Responsible Officer of the Borrower certifying that attached thereto is a true, correct and complete copy of the (A) Organization Documents of the Borrower, and either (1) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect, or (2) stating that no such consents, licenses or approvals are so required;

(iv) a certificate of a Responsible Officer of the Borrower providing (A) evidence of any actions by trustees or other actions necessary approving the entry by the Borrower into and performance of the relevant Loan Documents and the transactions contemplated thereby, and (B) incumbency signatures of authorized officers (if there have been changes since the last certificate delivered to the Lender):

(v)  a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Section 4.02 have been satisfied and (B) that there has been no event or circumstance that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect or a Fund Material Adverse Effect;

(vi) The Lender shall have received a Form FR U-1 for the Borrower, each duly completed, executed and delivered by a Responsible Officer of the Borrower demonstrating the compliance of such initial borrowing with Regulation U; and

(vii)  such other assurances, certificates, documents, consents or opinions as the Lender reasonably may require.

(b)  The Lender shall have received satisfactory evidence of the payment and discharge (including of any applicable liens) of all existing Indebtedness.

(c)  The Borrower shall have paid all required fees, charges and disbursements to the Lender.

4.02  Conditions of Each Loan. The obligation of the Lender to make any Loan (including the initial Loan) hereunder is subject to satisfaction of the following conditions precedent:

(a)  The representations and warranties of the Borrower contained in Article V or any other Loan Document or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects), before and after giving effect to the borrowing (except to the extent that such

30

representations and warranties specifically refer to an earlier date, in which case, as of such earlier date).

(b)  No Default shall exist or would result from the proposed Loan or from the application of the proceeds thereof.

(c)  Immediately after giving effect to such Loan and all other Loans to be made on such date (i) the Borrower and each Fund shall be in full compliance with the Asset Coverage Test and (ii) with respect to the Fund for which such Loan is made, no Asset Shortfall for such Fund shall exist.

Each notice of borrowing by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in clauses (a), (b) and (c) above. The Lender has no obligation to make any Uncommitted Loan.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that on and as of the Closing Date, and each Borrowing Date (and in respect of Section  5.04 below, each date such information is provided) as follows:

5.01   Existence, Qualification and Power; Compliance with Laws. The Borrower (and, other than with respect to clause (a), each Fund) (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business generally and (ii) execute, deliver and perform its obligations under the Loan Documents (to the extent a party thereto), (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license except to the extent that any such circumstance could not reasonably be expected to have a Material Adverse Effect, and (d) is in material compliance with its Prospectus and all applicable Laws. The Borrower has no Subsidiaries.

5.02  Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document have been duly authorized by all necessary corporate, limited partnership or other organizational action, and do not and will not (a) contravene the terms of any of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any material payment to be made under (i) any Contractual Obligation to which the Borrower is a party or affecting the Borrower; (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower is subject; (c) violate any Laws except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect; or (d)  result in any Adverse Claim upon any Asset of the Borrower.

5.03  Binding Effect. This Agreement and each other Loan Document have been duly executed and delivered by the Borrower. This Agreement and each other Loan Document when so delivered will constitute legal, valid and binding obligations of the Borrower (on behalf of itself and each

27

Fund), enforceable against the Borrower (and each Fund) in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles relating to enforceability.

5.04  Disclosure; No Material Adverse Change.

(a)  The Borrower has disclosed to the Lender all agreements, instruments and organizational or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or a Fund Material Adverse Effect. No Prospectus, Loan Notice or other report, financial statement, certificate or other information concerning the Borrower or any Fund furnished in writing by or on behalf of the Borrower to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)  Each financial statement delivered by the Borrower to the Lender in accordance with Section 6.02 fairly presents the financial condition of each Fund in accordance with GAAP as of the date such balance sheets are stated or certified in all material respects. Since December  31, 2020, there has been no Material Adverse Effect.

5.05  Litigation. There are no actions, suits, investigation, proceedings, claims or disputes pending or, to the best knowledge of the Borrower after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower, any Fund or any of the Borrower’s assets that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.06  No Default. The Borrower and each Fund is not in default under or with respect to any Material Contract. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.07  Compliance with Laws. The Borrower and each Fund is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, including the Investment Company Act and the Securities Act. The Borrower has made all applicable filings with the SEC or any other Governmental Authority, as required by Applicable Law.

5.08  Taxes. The Borrower has filed on behalf of itself and each Fund all material Tax returns and reports required to be filed with any Governmental Authority, and has paid on behalf of itself and each Fund all Taxes levied or imposed by any Governmental Authority upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided. Each Fund is qualified, and intends to continue to qualify, as a “regulated investment company” within the meaning of the Code.

5.09  Ownership of Property; Custodial Assets. Each Fund owns all Custodial Assets of such Fund free and clear of all Adverse Claims and as of the initial Borrowing Date and at all times thereafter other than liens permitted by Section 7.01.

5.10  Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document.

5.11  Employee Benefit Plans. The Borrower does not have, nor has it ever had, any Employee Plans. The Borrower does not have any liability related to being considered a single employer with any other Person under the Code or ERISA that has ever maintained a plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Section 4001(a)(8) of ERISA.

5.12  Employees. The Borrower has no employees.

5.13  Margin Regulations; Investment Company Act.

(a)  None of the transactions contemplated by the Loan Documents (including the Loans and the use of proceeds thereof) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including Regulations T, U and X of the FRB.

(b)  The Borrower is and will continue to be registered as an open-end management investment company as such term is used in the Investment Company Act and is in full compliance with the Investment Company Act and the Investment Policies and Restrictions. Each Fund has elected to be treated and qualifies as a “regulated investment company” within the meaning of the Code.

(c)  Neither the Borrower nor any Fund is subject to any statute, rule, regulation or organizational or offering document which prohibits or limits the incurrence of Indebtedness under this Agreement, except for the limitations set forth in the Investment Company Act, state securities laws to the extent applicable, the Investment Policies and Restrictions and the Organization Documents.

(d)  The Borrower has not issued any of its securities in violation of any Federal or state securities laws applicable thereto, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect.

(e)  The Borrower is in compliance with its Organization Documents in all material respects.

5.14  Solvency. The Borrower is, and upon the incurrence of any Obligations by the Borrower (including on behalf of any Fund) on any date on which this representation and warranty is made or deemed made, will be, Solvent.

5.15  Priority. Borrowings under this Credit Agreement rank pari passu in collectability to all other obligations for borrowed money of the Borrower.

5.16  Anti-Money Laundering and Anti-Terrorism Finance Laws. To the extent applicable, the Borrower and each Fund is in compliance, in all material respects, with anti-money laundering laws and anti-terrorism finance laws including the Bank Secrecy Act and the PATRIOT Act (the “Anti-Terrorism Laws”).

5.17  Anti-Corruption Laws. No part of the proceeds of the shall be used, directly or indirectly: (a) to offer or give anything of value to any official or employee of any foreign government department or agency or instrumentality or government-owned entity, to any foreign political party or party official or political candidate or to any official or employee of a public international organization, or to anyone else acting in an official capacity (collectively, “Foreign Official”), in order to obtain, retain or direct business by (i) influencing any act or decision of such Foreign Official in his official capacity, (ii) inducing such Foreign Official to do or omit to do any act in violation of the lawful duty of such Foreign Official, (iii) securing any improper advantage or (iv) inducing such Foreign Official to use his influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality; (b) to cause any Lender to violate the U.S. Foreign Corrupt Practices Act of 1977; or (c) to cause the Lender to violate any other anti-corruption law applicable to the Lender (all laws referred to in clauses (b) and (c) being “Anti-Corruption Laws”).

5.18  Sanctions Laws. Neither the Borrower, any Fund and to the knowledge of such Borrower, any Affiliate or broker or other agent of the Borrower or any Fund acting or benefiting in any capacity in connection with the Loans is any of the following (a “Restricted Person”): (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”); (b) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list or similarly named by any similar foreign governmental authority; (c) a Person that is owned 50% or more by any Person described in Section 5.18(b); (d) any other Person with which any Lender is prohibited from dealing under any Sanctions laws applicable to such Lender; or (e) a Person that derives more than 10% of its annual revenue from investments in or transactions with any Person described in Section 5.18 (a), (b), (c) or (d). Further, none of the proceeds from the Loans shall be used to finance or facilitate, directly or indirectly, any transaction with, investment in, or any dealing for the benefit of, any Restricted Person or any transaction, investment or dealing in which the benefit is received in a country for which such benefit is prohibited by any Sanctions laws applicable to the Lender.

5.19  Material Agreements.

(i)  The Borrower’s investments are in compliance with its Investment Policies and Restrictions in all material respects.

(ii)  Since the Closing Date, (x) there have been no changes in the Investment Policies and Restrictions other than in accordance with this Agreement and (y) the Borrower has at all times complied in all material respects with the Investment Policies and Restrictions.

(iii)  The Investment Policies and Restrictions are fully and accurately described in all material respects in the Prospectus’, as supplemented by any annual report included within Form N-CSR filed with the SEC.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Loan or any other Obligation shall remain unpaid or unsatisfied, the Borrower shall (on behalf of itself and each Fund):

6.01  Investment Company; Maintenance of Business. Remain at all times an open-end management investment company for the purposes of, and at all time registered under, the Investment Company Act and continue to engage in business of the same general type as now conducted by the Borrower, and with respect to each Fund, as described with respect to such Fund in its Prospectus. Each Fund has elected to be treated and qualifies as a “regulated investment company” within the meaning of the Code. The business and other activities of the Borrower, including but not limited to, the making of the Loans by the Lender, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Loan Documents do not result in any violation of the provisions of the Investment Company Act, or any rules, regulations or orders issued by the SEC thereunder.

6.02  Financial Statements; Other Information. Deliver to the Lender, in form and detail satisfactory to the Lender:

(a)  as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a copy of its statement of assets and liabilities as at the end of such fiscal year, together with the related schedule of investments and statements of operations and changes in net assets as of and through the end of such fiscal year; each such statement of assets and liabilities and the related schedule of investments and statements of operations and changes in net assets shall be certified without qualification by independent public accountants, which certification shall (i) state that the examination by such independent public accountants in connection with such financial statements has been made in accordance with the requirements of the Public Company Accounting Oversight Board or, to the extent not so required, generally accepted auditing standards in the United States and (ii) include the opinion of such independent public accountants that such financial statements have been prepared in conformity with GAAP;

(b)  as soon as available, but in any event within 120 days after the end of the first semiannual accounting period in each fiscal year of the Borrower, a copy of the Borrower’s statement of assets and liabilities as at the end of such semiannual period, together with the related schedule of investments and statements of operations and changes in net assets for such period all in reasonable detail, prepared in accordance with GAAP, consistently applied, and certified as to fairness of presentation in all material respects, GAAP and consistency by a Responsible Officer of the Borrower;

(c)  promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all proxy statements so mailed;

(d)  simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a Compliance Certificate of a Responsible Officer of the Borrower to the effect that nothing has come to the attention of such Responsible Officer to cause such Responsible Officer to believe that any Default existed on the date of such statements;

(e)  on or before the tenth Business Day of each calendar quarter, a covenant compliance certificate of a Responsible Officer of the Borrower, substantially in the form of Exhibit D hereto, demonstrating compliance with Sections 7.14 and 7.15(b).

(f)  promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form N-1A or its equivalent) which the Borrower shall have filed with the SEC; and

(g)  from time to time such additional information regarding the financial position or business of the Borrower as the Lender may reasonably request, including copies of each Fund performance report and any other reports or communications issued by the investment adviser to the Borrower’s or the Funds’ investors.

Documents required to be delivered pursuant to this Section 6.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); provided that the Borrower shall notify the Lender of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents.

6.03  Notices. Promptly notify the Lender:

(a)  of the occurrence of any Default;

(b)  of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect or a Fund Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Material Contract of the Borrower; (ii) any dispute, litigation, investigation, subpoena, regulatory action, proceeding or suspension between the Borrower and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower;

(c)  of any amendment or modification to the Investment Policies and Restrictions or any Prospectus or Organization Document, which notice shall include, in reasonable detail, a description of any such change; and

(d)  of the issuance by the Borrower of any preferred shares prior to such issuance, which notice shall include the offering materials to be used in connection with the issuance of such preferred shares.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04  Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves are being maintained by it or those, which, if unpaid could reasonably be expected to have a Material Adverse Effect and (b) all lawful claims which, if unpaid, would by Law become a Lien upon its property.

6.05  Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing as a corporation under the Laws of the jurisdictions of its organization; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business except to the extent that any such circumstance could not reasonably be expected to have a Material Adverse Effect.

6.06  Compliance with Laws and Material Contracts. (a) Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, (b) perform its obligations under all Material Contracts and (c) comply in all material respects with its Prospectus, including the Investment Policies and Restrictions.

6.07  Books and Records. Maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with the fair market value basis of accounting consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and each Fund.

6.08  Use of Proceeds. Use the proceeds of the Loans for each Fund for working capital purposes, not for purposes of leverage or in contravention of any Law or of any prohibition contained in any Loan Document and otherwise in compliance with the Investment Policies and Restrictions. The Borrower shall not use (or permit any Fund to use) the proceeds of any Loan to purchase or carry any “margin stock” (as defined in Regulation U) in violation of Regulation U.

6.09  Visitation Rights. Upon reasonable prior written notice to the Borrower and during regular business hours, permit the Lender or any agents or representatives thereof one (1) time per calendar year (or an unlimited amount of times if an Event of Default has occurred and is continuing), at the Lender’s expense, to examine and make copies of and abstracts from the records and books of account of, the Borrower and each Fund, and to discuss the affairs, finances and accounts of the Borrower and each Fund with any of its officers.

6.10  Further Assurances. Promptly, at its sole cost and expense, execute and deliver to the Lender such further instruments and documents, and take such further action, as the Lender may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of the Loan Documents and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Lender hereby and thereby. The Borrower shall pay, or reimburse the Lender upon demand for, any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation and protection of the Lender’s first priority perfected Lien on the assets of the Borrower under the Loan Documents including reasonable legal fees, other fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of such assets of the Borrower, other fees, costs and expenses in connection with protecting, maintaining or preserving such assets of the Borrower and the Lender’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or related to such assets of the Borrower; and all such amounts that are paid by the Lender shall, until reimbursed by the Borrower, constitute Obligations secured by such assets of the Borrower.

6.11  Plan Assets. Do, or cause to be done, all things necessary to ensure that none of its Assets are (or are deemed to be) Plan Assets at any time.

6.12  Custody of Assets. At all times cause substantially all Assets of the Borrower (including all instruments and other investments, if any, evidencing the same and all documentation thereof) to be Custodial Assets. Provide to the Custodian a CUSIP, SEDOL or ISIN number with respect to each Asset.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Loan or other Obligation shall remain unpaid or unsatisfied, the Borrower shall not, directly or indirectly (on behalf of itself or any Fund):

7.01  Liens. Create, incur, assume or suffer to exist any Lien on any of its Assets other than (i) Liens created under the Loan Documents; (ii) Liens on the accounts holding Custodial Assets in favor of the Custodian in respect of obligations under the Custodial Agreement, (iii) Liens on deposit accounts in favor of the Lender as account bank, including on items in collection (and documents related thereto) arising in the ordinary course of business under Article IV of the UCC; (iv) Liens with respect to Swap Contracts, so long as the related Indebtedness is permitted under Section 7.02(b); and (v) Liens for Taxes and other charges not yet due or which are being contested in compliance with Section 6.04.

7.02  Indebtedness. Create, incur or assume any Indebtedness other than (a) Indebtedness under the Loan Documents, (b) Indebtedness (i) incurred in the ordinary course of business, (ii) permitted to be incurred in accordance with the policies set forth in its Prospectus, and (iii) which, immediately after giving effect thereto and any simultaneous repayment of any other Indebtedness, would not cause the Borrower to be in any violation of Section 7.15 or the Asset Coverage Test, and (c) Indebtedness to the Custodian under the Custodial Agreement.

7.03  Fundamental Changes. Dissolve, liquidate, merge or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

7.04  Dispositions. Make any Disposition or enter into any agreement to make any Disposition or originate any entitlement orders or other instructions with respect to any Asset in any applicable Custodial Account (i) if any Default shall be continuing or shall result therefrom or (ii) if immediately following any such Disposition or after giving effect to any entitlement order or other instruction the applicable Fund or the Borrower will not be in full compliance with the Asset Coverage Test or an Asset Shortfall shall exist with respect to such Fund for which such Disposition is made or to be made.

7.05  Restricted Payments. Declare or make any Restricted Payment (i) if any Default shall be continuing or shall result therefrom or (ii) if immediately after giving effect to such payment the applicable Fund or the Borrower will not be in full compliance with the Asset Coverage Test or, with respect to any Restricted Payment to the investors in a particular Fund, an Asset Shortfall for such Fund shall exist. Notwithstanding the foregoing, the Borrower may make any Restricted Payment to maintain its status as a “regulated investment company” within the meaning of the Code.

7.06  Change in Nature of Business. (a) Engage in any business other than that it has historically conducted (as described in Section 6.01), (b) amend its Organization Documents if such amendment or modification of such documents (i) could reasonably be expected to have a Material Adverse Effect or a Fund Material Adverse Effect or (ii) could adversely affect the rights of the Lender, or (iii) otherwise fails to comply with the terms of this Agreement or any other Loan Document or (c) change its capital structure.

7.07  Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower (other than pursuant to the Organization Documents and any general partner, manager, investment manager or similar agreement), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.08  Margin Requirements. Extend credit to others for the purpose of buying or carrying any “margin stock” in such a manner as to violate Regulation U or Regulation X or use any portion of any Loan in violation of Regulation U or Regulation X. Issue any “senior securities”, as such term is defined and used in the Investment Company Act, other than shares of preferred stock of the Borrower with respect to which the Lender has received prior written notice as to such issuance.

7.09  No Subsidiaries. Form any Subsidiaries or conduct any business or hold any assets through any Subsidiary.

7.10  ERISA.

(a)  Maintain or contribute to, or agree to maintain or contribute to, or permit any ERISA Affiliate of the Borrower to maintain or contribute to or agree to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(b)  Engage in, or permit any ERISA Affiliate of the Borrower to engage in, a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or substantially similar provisions under federal, state or local laws, rules or regulations or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by the Lender of any of its rights under the Loan, this Agreement or any other Loan Document) to be a non-exempt prohibited transaction under such provisions.

(c)  Permit its assets to constitute Plan Assets.

7.11  Investments. Purchase or acquire the obligations or Equity Interests of, or any other interest in, or make loans, advances or capital contributions to, any Person, except such obligations and Equity Interests as comply with the Investment Policies and Restrictions.

7.12  Negative Pledges. Enter into any agreement subsequent to the Closing Date (other than a Loan Document) which (a) prohibits the creation or assumption of any Lien upon any of the Assets in the Custodial Account, (b) specifically prohibits the amendment or other modification of this Agreement or any other Loan Document, or (c) could reasonably be expected to have a Material Adverse Effect or a Fund Material Adverse Effect.

7.13  Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions Laws; Restricted Person. The Borrower shall not, and shall not permit any Fund to, (a) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or otherwise violates any Anti-Terrorism Law, Anti-Corruption Law or Sanctions law, (b) cause or permit any of the funds that are used to repay the Loans to be derived from any unlawful activity with the result that the Lender, the Borrower or any Fund would be in violation of any applicable Law or (c) use any part of the proceeds of the Loans, directly or indirectly, for any conduct that would cause the representations and warranties in Sections 5.17 or 5.18 to be untrue as if made on the date any such conduct occurs.

7.14  Financial Covenants.

(a)  Permit (i) Senior Debt of the Borrower or any Fund to exceed the maximum amount of Senior Debt that would be permitted to be incurred by the Borrower or such Fund under its Investment Policies and Restrictions or (ii) Senior Debt of the Borrower to exceed the maximum amount of Senior Debt that would be permitted to be incurred by the Borrower on such date under the Investment Company Act.

(b)  Permit the aggregate credit extended by the Lender in connection with this Agreement to exceed the sum of (x) the Margin Stock Percentage of the current market value (as defined in Regulation U) of all Margin Stock of the Borrower, plus (y) the good faith loan value (as determined in accordance with Regulation U) of all other Assets of the Borrower.

(c)  Permit the Senior Debt of any Non-Designated Fund to exceed 20% of such Non-Designated Fund’s Adjusted Total Net Assets held by the Custodian.

7.15  NAV.

(a)  Permit the aggregate NAV of (i) any Designated Fund’s investment portfolio to decline in value by more than 50% in any single calendar quarter or (ii) any Non-Designated Fund’s investment portfolio to decline in value by more than 30% in any single calendar quarter;

(b)  As of the last day of a measurement period, permit the NAV per share price of any Designated Fund, as calculated at the end of that period and adding back the amount or value of all Restricted Payments made by such Designated Fund during such period to NAV, to decline by more than (i) 25% from the NAV per share price of such Fund as of the last day of the previous calendar quarter or (ii) 35% from the NAV per share price of such Fund as of the last day of the calendar quarter-end twelve (12) months before the current calendar quarter; or

(c)  As of the last day of a measurement period, permit the NAV per share price of any Non-Designated Fund, as calculated at the end of that period and adding back the amount or value of all Restricted Payments made by such Non-Designated Fund during such period to NAV, to decline by more than (i) 15% from the NAV per share price of such Fund as of the last day of the previous calendar quarter or (ii) 25% from the NAV per share price of such Fund as of the last day of the calendar quarter-end twelve (12) months before the current calendar quarter.

For the avoidance of doubt, when calculating the NAV per share of the previous period as described in clauses (b) and (c) above, there will be no add back of Restricted Payments.

Notwithstanding anything herein to the contrary, to the extent that there is a breach of Section 7.15(a), (b) or (c), the Borrower may provide, within three (3) Business Days of such breach, a plan to cure such breach (a “Cure Plan”). Any Cure Plan proposed by the Borrower shall be subject to express written approval (which approval shall be granted or denied by the Lender in its sole discretion). The Borrower agrees to promptly initiate the Cure Plan, if approved,. During the pendency of any Cure Plan, the Borrower may not request and the Lender shall not be required to make any Loans. If (i) the Borrower provides a Cure Plan when required, (ii) such Cure Plan is approved and (iii) the metrics of such Cure Plan are achieved such that the Borrower shall then be in compliance with all of the requirements of 7.15(a), (b) or (c), as applicable, the Borrower shall be deemed to have satisfied the requirements of 7.15(a), (b) or (c), as applicable, as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of 7.15(a), (b) or (c), as applicable, which had occurred shall be deemed cured for all purposes of the Agreement and failure to implement such Cure Plan shall be an immediate Event of Default.

7.16  No Amendment of Investment Policies and Restrictions or Constituent Documents. The Borrower shall not agree to or otherwise permit to occur any material amendment, supplement or other modification of any of the terms or provisions of its Investment Policies and Restrictions or Organization Documents, in each case (i) relating to valuation of assets or the determination of NAV, or (ii) that (A) would reasonably be expected to adversely affect the rights and remedies of the Lender under any Loan Document, (B) would reasonably be expected to result in a Material Adverse Effect, or (C) otherwise fails to comply with the terms of this Agreement or any other Loan Document.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01  Events of Default. Any of the following clauses (a) through (o) shall constitute an Event of Default:

(a)  Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan on such amount after the same becomes due, or (ii) within three days after the same becomes due, any accrued and unpaid interest or other amount payable hereunder or under any other Loan Document; or

(b)  Asset Coverage Test. The Borrower shall at any time fail to be in compliance with the Asset Coverage Test for a period of three Business Days; or

(c)  Specific Covenants. The Borrower (on behalf of itself or any Fund) fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, 6.03, 6.05(a) (with respect to existence), 6.11 or 6.12 or Article VII of this Agreement; or

(d)  Other Defaults. The Borrower (on behalf of itself or any Fund) shall fail to perform or observe any other covenant or agreement (not specified in clauses (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for 30 days; or

(e)  Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower (or any Fund) in any other Loan Document or in any certificate, financial statement or other document delivered in connection herewith or therewith shall be incorrect or misleading in any respect with respect to representations and warranties qualified as to materiality or in any material respect with respect to representations and warranties not qualified as to materiality when made or deemed made; or

(f)  Cross-Default. Any event or condition shall occur which results in the acceleration of the maturity of any Indebtedness of the Borrower (or any Fund) which Indebtedness is in the aggregate more than $5,000,000 or enables (or, with the giving of notice or lapse of time or both would enable) the holder of such Indebtedness or any Person acting on such holder’s behalf to accelerate the maturity thereof; or

(g)  Insolvency Proceedings, Etc. The Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged for thirty (30) days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed for thirty (30) days, or an order for relief is entered in any such proceeding; or

(h)  Inability to Pay Debts; Attachment. (i) The Borrower (or any Fund) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower (or any Fund) and is not released or vacated within 30 days after its issue or levy; or

(i)  Judgments. There is entered against the Borrower (or any Fund) (i) a final judgment, decree or order for the payment of money in an aggregate amount exceeding $5,000,000 or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Fund Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced upon such judgment or order or (B) such judgment, order or decree shall not have been vacated or discharged within 60 days from entry; or

(j)  Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in writing the validity or enforceability of any provision of any Loan Document or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)  Custodial Agreement. Any account holding Assets of a Fund is no longer maintained at the Custodian for the Borrower or any Fund or the Custodian is no longer the sole custodian of the Borrower and each Fund; or the Custodial Agreement shall be canceled or terminated or shall otherwise cease to be in full force and effect or the Borrower shall deliver a notice to effect such termination or cancellation or otherwise purports to revoke, terminate or cancel the Custodial Agreement; or

(l)  Investment Adviser. The applicable Investment Adviser is not the current investment adviser for the Borrower and each Fund; or

(m)  Advisory Agreement. The Borrower shall permit or cause any Advisory Agreement to be terminated or, without the Lender’s prior written consent, permit or cause the Advisory Agreement to be amended, waived or otherwise modified in any respect that (A) could reasonably be expected to be adverse to the Lender or (B) would require the consent or approval of the shareholders of the Borrower; or

(n)  Investment Policies. The Borrower (or any Fund) takes any action inconsistent in any material respect with its Prospectus or the Investment Policies and Restrictions.

Any of the following clauses (o) or (p) with respect to any Fund shall constitute a Fund Event of Default:

(o)  Fund Material Adverse Effect. There occurs any Fund Material Adverse Effect with respect to such Fund.

(p)  Fund Asset Shortfall. An Asset Shortfall shall occur with respect to such Fund.

8.02  Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a)  declare the unpaid principal amount of the Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b)  exercise all rights and remedies available to it under the Loan Documents and Applicable Law;

provided, however, that upon the occurrence of an Event of Default under Section 8.01(g) or (h) or an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code or any other similar Debtor Relief Law, the unpaid principal amount of the Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender.

8.03  Remedies Upon a Fund Event of Default. If any Fund Event of Default occurs and is continuing with respect to any Fund, the Lender may take any or all of the following actions:

(a)  declare the unpaid principal amount of the Loans of such Fund, all interest accrued and unpaid thereon, and all other amounts owing or payable by the Borrower on behalf of such Fund hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower on behalf of itself and such Fund; and

(b)  exercise all rights and remedies available to it under the Loan Documents and Applicable Law.

ARTICLE IX

MISCELLANEOUS

9.01  Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Lender and each other party hereto or thereto, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02  Notices; Effectiveness; Electronic Communication.

(a)  Notices Generally. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission to the address or facsimile number specified for the applicable Person on Schedule 3. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

(b)  Change of Address, Etc. Each of the Borrower and the Lender may change its address or facsimile number for notices and other communications hereunder by notice to the other party.

(c)  Reliance by the Lender. The Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender and the Related Parties of the Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.

9.03  No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

9.04  Expenses; Indemnity; Damage Waiver.

(a)  Costs and Expenses. The Borrower shall pay (i) all out of pocket expenses incurred by the Lender and its Affiliates (including (a) with respect to the Designated Funds, the reasonable fees, charges and disbursements of counsel for the Lender up to $2,000, and (b) with respect to the Non-Designated Funds, the reasonable fees, charges and disbursements of counsel for the Lender up to $15,000) in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out of pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender) in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions of this Agreement or any other Loan Document and (iii) all out of pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(b)  Indemnification by the Borrower. The Borrower on behalf of each Fund shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person arising out of, in connection with, or as a result of (i) the execution or delivery of this

Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loans or the use or proposed use of the proceeds therefrom, (iii) establishing, terminating, liquidating or reestablishing any hedging transaction relating to this Agreement following the occurrence of an Event of Default, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, brought by any Person, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)  Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, the Loans or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)  Payments. All amounts due under this Section 9.04 shall be payable by the Borrower on demand therefor.

(e)  Survival. The agreements in this Section shall survive the repayment of all Obligations under the Loan Documents.

9.05  Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

9.06  Successors and Assigns.

(a)  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section and (ii) by way of participation in accordance with the provisions of clause (c) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Notwithstanding the foregoing, unless the Lender and any assignee or transferee waives the rights to any additional amounts under Sections 3.01(a) and (c), the Lender may not, without the prior written consent of the Borrower, assign or otherwise transfer any of its rights or obligations hereunder to any assignee or transferee that is not a “United States person” within the definition of Section 7701(a)(30) of the Code, unless such assignee or transferee provides the Borrower, prior to such assignment or transfer, a duly executed certification of such assignee or transferee to the effect that such assignee or transferee is not (x) a bank that acquires such rights or obligations on an extension of credit pursuant to a Credit Agreement entered into in the ordinary course of such bank’s trade or business within the meaning of Section 881(c)(3)(A) of the Code; (y) a “10 percent shareholder” with respect to the Borrower within the meaning of Sections 871(h)(3)(B) and 881(c)(3)(B) of the Code; or (z) a “controlled foreign corporation” that is a “related person” with respect to the Borrower within the meaning of Section 881(c)(3)(C) of the Code. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (c) of this Section and, to the extent expressly contemplated hereby, the Indemnitees and Affiliates of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Assignments by Lender. The Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans owing to it) pursuant to documentation acceptable to the Lender and the assignee. From and after the effective date specified in such documentation, such Eligible Assignee shall be a party to this Agreement and, to the extent of the interest assigned by the Lender, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment of all of the Lender’s rights and obligations under this Agreement, shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.02, 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a new or replacement Note to the Lender and the assignee, and shall execute and deliver any other documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto, which assignment shall become effective upon recordation in the Register. The Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each assignment and assumption delivered to it and a register for the recordation of the names and addresses of the applicable Lenders and principal amounts (and stated interest) of the applicable Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the applicable Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or Lender, at any reasonable time and from time to time upon reasonable prior notice. The parties intend that any interest in or with respect to the Loans under this Agreement be treated as being issued and maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any regulations thereunder (and any successor provisions), including without limitation under United States Treasury Regulations Section 5f.103-1(c) and Proposed

Regulations Section 1.163-5 (and any successor provisions), and the provisions of this Agreement shall be construed in a manner that gives effect to such intent.

(c)  Participations. The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Eligible Assignee (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loan); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under the Code or Treasury Regulations, including without limitation Section 5f.103-1(c) of the United States Treasury Regulations, or is otherwise required thereunder.

(d)  Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

9.07  Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and the other Loan Documents or (2) any actual or prospective counterparty (and its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y)

becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.08  Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of the Lender or any such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.09  Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

9.10  Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and the Custodial Agreement constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of a conflict between the terms of this Agreement and the Custodial Agreement, this Agreement shall control.

Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received a counterpart hereof that bears the signature of the Borrower. Delivery of an executed counterpart of a signature page of this Agreement via telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

9.11  Survival of Representations and Warranties. All representations and warranties made hereunder, in any Loan Notice and in any other Loan Document or other document required to be delivered pursuant hereto or thereto or required to be delivered in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of the Loan, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied.

9.12  Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, then, to the fullest extent permitted by Applicable Law, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.13  Governing Law; Jurisdiction; Etc.

(a)  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)  SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, CITY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING

RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)  WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)  SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

9.14  Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

9.15  Fund Limited Recourse. Notwithstanding any other provision of this Agreement, the obligations of the Borrower with respect to each Fund hereunder are limited recourse obligations of the Borrower on behalf of itself and such Fund payable solely from the Assets of such Fund; provided, however, that nothing in this Agreement shall limit the right of the Lender to take any legal or other action seeking to preserve its rights with respect to any assets of the Borrower or any Fund or series thereof if the segregation of the assets and liabilities of any Fund or series of the Borrower is disregarded or impaired pursuant to any order, injunction, writ or decree of any Governmental Authority. Any Obligations of the Borrower not reflected in the Loan Value of any Fund shall be allocated at incurrence pro rata among the Funds based on the respective net asset values of such Funds (such Obligations allocated to a Fund together with the Loan Value of such Fund, the “Obligations” of such Fund). The provisions of this Section 9.15 shall survive the termination of this Agreement. The accounts or records of the Obligations of each Fund maintained by the Lender in the ordinary course of business shall be conclusive absent manifest error of the amount of the Obligations of each Fund.

9.16  USA Patriot Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the PATRIOT Act. The Borrower agrees to provide such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with its procedures, the PATRIOT Act and any other applicable Laws.

9.17  Amendment and Restatement; Reaffirmation. This Agreement is an amendment and restatement of the Existing Credit Agreement, it being acknowledged and agreed that as of the Closing Date all obligations outstanding under or in connection with the Existing Credit Agreement and any of the other Loan Documents (such obligations, collectively, the “Existing Obligations”) constitute obligations under this Agreement. This Agreement is in no way intended to constitute a novation of the Existing Credit Agreement or the Existing Obligations. With respect to (i) any date or time period occurring and ending prior to the Closing Date, the Existing Credit Agreement and the other Loan Documents shall govern the respective rights and obligations of any party or parties hereto also party thereto and shall for such purposes remain in full force and effect; and (ii) any date or time period occurring or ending on or after the Closing Date, the rights and obligations of the parties hereto shall be governed by this Agreement (including, without limitation, the exhibits and schedules hereto) and the other Loan Documents. From and after the Closing Date, any reference to the Existing Credit Agreement in any of the other Loan Documents executed or issued by and/or delivered to any one or more parties hereto pursuant to or in connection therewith shall be deemed to be a reference to this Agreement, and the provisions of this Agreement shall prevail in the event of any conflict or inconsistency between such provisions and those of the Existing Credit Agreement.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PERPETUAL AMERICAS FUNDS TRUST, a Massachusetts business trust, for itself and on behalf of each of the following funds:

Barrow Hanley Floating Rate Fund

Barrow Hanley Concentrated Emerging Markets ESG Opportunities Fund

Barrow Hanley Credit Opportunities Fund

Barrow Hanley Emerging Markets Value Fund

Barrow Hanley International Value Fund Barrow Hanley Total Return Bond Fund

Barrow Hanley US Value Opportunities Fund

JOHCM Emerging Markets Discovery Fund JOHCM Emerging Markets Opportunities Fund

JOHCM Global Select Fund

JOHCM International Opportunities Fund JOHCM International Select Fund

Regnan Global Equity Impact Solutions

Trillium ESG Global Equity Fund

Trillium ESG Small/Mid Cap Fund

TSW Core Plus Bond Fund

TSW Emerging Markets Fund

TSW High Yield Bond Fund

TSW Large Cap Value Fund

By: /s/ Jonathan Weitz

Name:  Jonathan Weitz

Title:   President

THE NORTHERN TRUST COMPANY

By: /s/ Ashish S Bhagwat

Name: Ashish S Bhagwat

Title: Senior Vice President

S-1

SCHEDULE 1

Authorized Signers

Jonathan Weitz	President

Max Kadis	Vice President

Troy Sheets	Treasurer

David Lebisky	Chief Compliance Officer

Kashif Ahmed	J O Hambro Capital Management Limited Employee

Riki Holmes	J O Hambro Capital Management Limited Employee

SCHEDULE 2

Advisory Agreements

-	Amended and Restated Investment Advisory Agreement dated February 1, 2024
-	Amended Schedule A to the Amended and Restated Investment Advisory Agreement dated March 28, 2024

SCHEDULE 3

Prospectus

- Barrow Hanley Funds Prospectus dated May 15, 2024, as revised August 19, 2024

- Barrow Hanley Funds Statement of Additional Information dated May 15, 2024, as revised August 19, 2024

- JOHCM Funds and Regnan Fund Prospectus dated February 1, 2024, as amended

- JOHCM Funds and Regnan Fund Statement of Additional Information dated February 1, 2024, as amended

- TSW Funds Prospectus dated February 1, 2024, as amended

- TSW Funds Statement of Additional Information dated February 1, 2024, as amended

- Trillium Funds Prospectus dated October 30, 2023, as amended

- Trillium Funds Statement of Additional Information dated October 30, 2023, as amended

SCHEDULE 4

Lending Office, Addresses for Notices

To the Borrower:

Perpetual Americas Funds Trust

One Congress Street, 31st Floor

Boston, Massachusetts 02114

Telephone: 617-993-0707

Email: jonathan.weitz@perpetual.com

Attention: Jonathan Weitz

Lending Office:

The Northern Trust Company

50 S. LaSalle St.

Chicago, Illinois 60603

Attention: Francine Durrett

Telephone: 312-444-3352

Fax: 312-630-1566

To the Lender:

The Northern Trust Company

333 S. Wabash, WB-43

Chicago, Illinois 60604

Telephone: 312-444-4812

Email: cmp11@ntrs.com; ASBI@ntrs.com

Attention: Chase M. Palmer; Ashish S. Bhagwat

EXHIBIT A

Form of Loan Notice

[Borrower Letterhead]

__________, 20__

The Northern Trust Company

50 S. LaSalle Street

Chicago, Illinois 60603

Attn:__________________

Ladies and Gentlemen:

Perpetual Americas Funds Trust, Massachusetts business trust (the “Borrower”), on behalf of [Fund] (the “Borrowing Fund”) refers to the Amended and Restated Credit Agreement dated as of October 25, 2024 (as amended from time to time, the “Credit Agreement”), between the Borrower for itself and on behalf of each of the Designated Funds and Non-Designated Funds. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

The Borrower on behalf the Borrowing Fund hereby gives you irrevocable notice, pursuant to Section 2.03 of the Credit Agreement, that it hereby requests to borrow an amount equal to $[_____] (the “Loan”), on [_____], 20[_] (the “Borrowing Date”) on behalf of the Borrowing Fund, in accordance with the terms of the Credit Agreement.

The Loan shall be a [Daily Simple SOFR Loan][Federal Funds Rate Loan][Prime-Based Rate Loan].

The Loan shall be a [Committed Loan][Uncommitted Loan].

The undersigned hereby certifies that:

(a)  The representations and warranties of the Borrower contained in Article V of the Credit Agreement and each other Loan Document are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of the Loan, before and after giving effect to the borrowing (except to the extent that such representations and warranties specifically refer to an earlier date, in which case, as of such earlier date).

(b)  No Default shall exist, or would result from the proposed Loan or from the application of the proceeds thereof.

(c)  Immediately after giving effect to such Loan and all other Loans to be made on such date (i) the Borrower and each Fund shall be in full compliance with the Asset Coverage Test and (ii) with respect to the Fund for which such Loan is made, no Asset Shortfall for such Fund shall exist.

(d)  Immediately after giving effect to such Loan and all other Loans to be made on such date (i) the Loan Value for the Fund will not exceed the Fund’s Available Loan Amount, (ii) the Aggregate [Committed][Uncommitted] Loan Value exceeding the Maximum [Commitment][Uncommitted] Amount (iii) the Aggregate Loan Value exceeding the Maximum Commitment Amount plus the Maximum Uncommitted Amount or (iv) the Borrower violating any of its Organization Documents.

The wire instructions for the account to which the proceeds should be sent are: _______________. Please contact the undersigned with any questions regarding this Loan Notice.

Very truly yours,

PERPETUAL AMERICAS FUNDS TRUST, for itself and on behalf of the [FUND]

By:

Name:

Title:

EXHIBIT B

Form of Note

[__________], 202_

Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement dated as of October 25, 2024 between Perpetual Americas Funds Trust, a business trust organized under the laws of the State of Massachusetts registered as an open-ended investment company (“Borrower”), for itself and on behalf of each of the Designated Funds and Non-Designated Funds and The Northern Trust Company (“Lender”) (as amended from time to time, the “Credit Agreement”).

FOR VALUE RECEIVED, the BORROWER ON BEHALF OF THE [FUND] hereby promises to pay to the LENDER in lawful money of the United States of America, on the Maturity Date the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower on behalf of the [Fund] under the Credit Agreement, as conclusively evidenced on the books and records of the Lender. The Borrower on behalf of the [Fund] also promises to pay interest on the outstanding unpaid principal amount hereof in like money, from the date hereof until such unpaid principal is paid in full, at the rates, at the times and in the manner provided in the Credit Agreement (as defined herein) as well as all other amounts payable thereunder by the Borrower on behalf of the [Fund].

This Note is a Note referred to in the Credit Agreement and is entitled to the benefits thereof and of the other Loan Documents. This Note is secured as provided in the Loan Documents. This Note is subject to voluntary prepayment under the conditions set forth in Section 2.04 of the Credit Agreement and mandatory prepayment under the conditions set forth in Section 2.05 of the Credit Agreement, in each case, in whole or in part, prior to the Maturity Date on the terms and conditions provided in the Credit Agreement. If an Event of Default shall occur and be continuing, the principal of and accrued interest on and other amounts relating to this Note may become or be declared to be due and payable in the manner and with the effect provided in the Credit Agreement. The Borrower (on behalf of itself and the [Fund]) hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

PERPETUAL AMERICAS FUNDS TRUST, for itself and on behalf of the [FUND]

By:

Name:

Title:

EXHIBIT C

Form of Compliance Certificate

Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement, dated as of October 25, 2024 (as amended from time to time, the “Credit Agreement”), between PERPETUAL AMERICAS FUNDS TRUST, a business trust organized under the laws of the State of Massachusetts (“Borrower”), for itself and on behalf of each of the Designated Funds and Non-Designated Funds, and The Northern Trust Company (“Lender”) and related documents (including without limitation any loan, security or pledge agreement), and instruments (such Credit Agreement and related documents and instruments being referred to collectively as the “Loan Documents”).

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)  I am a Responsible Officer of the Borrower.

(2)  I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and assets of the Borrower and each Fund and the terms of the Credit Agreement.

(3)  The examination described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default that occurred during the period covered in the financial statements to which this certificate is attached, other than as set forth on an annex attached hereto.

The foregoing certifications are made and delivered this [•] day of [•] pursuant to Section 6.02(e) of the Credit Agreement.

  [RESPONSIBLE OFFICER OF THE

  BORROWER]

By:

Name:

Title:

EXHIBIT D

Form of Quarterly Report

Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement, dated as of October 25, 2024 (as amended from time to time, the “Credit Agreement”), between PERPETUAL AMERICAS FUNDS TRUST, a business trust organized under the laws of the State of Massachusetts (“Borrower”), for itself and on behalf of each of the Designated Funds and Non-Designated Funds, and The Northern Trust Company (“Lender”) and related documents (including without limitation any loan, security or pledge agreement), and instruments (such Credit Agreement and related documents and instruments being referred to collectively as the “Loan Documents”).

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)  I am a Responsible Officer of the Borrower.

(2)  I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and assets of the Borrower and each Fund and the terms of the Credit Agreement.

(3)  The Borrower and each Fund, as applicable, is in compliance with the covenants contained in Section 7.14 and Section 7.15(b) of the Credit Agreement, as demonstrated by the calculation of such covenants below[, except as set forth below].

The foregoing certifications are made and delivered this [•] day of [•] pursuant to Section 6.02(f) of the Credit Agreement.

  [RESPONSIBLE OFFICER OF THE TRUST]

By:

Name:

Title:

[attach calculation for 7.14 and 7.15(b).]

EXHIBIT E

Form of Joinder Agreement

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Joinder Agreement”) dated as of [______] is between Perpetual Americas Funds Trust, a business trust organized under the laws of the State of Massachusetts, for itself and on behalf of [NEW FUND] (the “New Fund”), and THE NORTHERN TRUST COMPANY, as the Lender (as defined in the Credit Agreement (as defined below)).

Reference is made to the Amended and Restated Credit Agreement dated as of October 25, 2024 (as may have been amended or supplemented prior to the date hereof, the “Credit Agreement”) between Perpetual Americas Funds Trust, a business trust organized under the laws of the State of Massachusetts (“Borrower”), for itself and on behalf of each of the Designated Funds and Non-Designated Funds, and the Lender. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement and the rules of interpretation set forth in Section 1.02 of the Credit Agreement shall apply herein as if fully set forth herein, mutatis mutandis.

1.

The New Fund hereby becomes a party to the Credit Agreement as a [Designated Fund][Non-Designated Fund]. In furtherance of the foregoing, the New Fund agrees (a) to be bound by all of the terms and conditions of the Credit Agreement applicable to a [Designated Fund][Non-Designated Fund] and (b) that it will perform all of the obligations of a [“Designated Fund”][“Non-Designated Fund”] and a “Fund” under the Credit Agreement.

2.	The Borrower hereby makes, as to itself and the New Fund only, each applicable representation and warranty set forth in Article V of the Credit Agreement as of the date hereof.

3.	In addition to (and without limiting) its representations and warranties under the Credit Agreement, the Borrower represents and warrants, as to itself and the New Fund only, to the Lender that:

(a)  the execution, delivery and performance by the Borrower of this Joinder Agreement and the Loan Documents related hereto have been duly authorized by all necessary corporate, limited partnership or other organizational action, and do not and will not (i) contravene the terms of any of the Borrower’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any material payment to be made under (x) any Contractual Obligation to which the Borrower is a party or affecting the Borrower or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower is subject; (iii) violate any Law; or (iv) result in any Adverse Claim upon any Asset of the Borrower;

(b)  this Joinder Agreement and each Loan Document related hereto have been duly executed and delivered by the Borrower; and

(c)  the execution and delivery of this Joinder Agreement and the Loan Documents related hereto will result in the obligations hereunder and under the Credit

Agreement being valid and legally binding obligations of the Borrower (on behalf of itself and the New Fund) enforceable against the Borrower (and the New Fund) in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles relating to enforceability.

4.

This Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Joinder Agreement via telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

5.

The provisions of Sections 9.13 (Governing Law; Jurisdiction; etc.) and 9.14 (Waiver of Jury Trial) of the Credit Agreement are incorporated into this Joinder Agreement by reference as if fully set forth herein, mutatis mutandis.

6.	This Joinder Agreement is a Loan Document.

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IN WITNESS WHEREOF, the Borrower has duly executed and delivered this Joinder Agreement as of the date and year first above written.

PERPETUAL AMERICAS FUNDS TRUST, for itself and on behalf of [NEW FUND]

By:

Name:

Title:

Consented to:

THE NORTHERN TRUST COMPANY

By:

Name:

Title: